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                                                                     EXHIBIT (o)
                              WORLDWIDE INDEX FUNDS

                                   RULE 18f-3
                               MULTIPLE CLASS PLAN

                                  JULY 29, 1998

          Worldwide Index Funds (the "Trust"), a registered investment company that currently consists of a number of separately managed funds, has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares in each fund listed on Schedule A hereto (each a "Fund" and together the "Funds").

A.   ATTRIBUTES OF SHARE CLASSES

          1. The rights of each class of shares of the Funds shall be as set forth in the respective Certificate of Class Designation for each class (each a "Certificate") as each such Certificate is approved by the Trust's Board of Trustees and as attached hereto as Exhibits.

          2. With respect to each class of shares created hereunder, each share of a Fund will represent an equal pro rata interest in the Fund and will have identical terms and conditions, except that: (i) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will be offered and sold only to investors meeting the qualifications set forth in the Certificate and disclosed in the Trust's Prospectus; (iii) if applicable, each class will separately bear any distribution fees that are payable in connection with a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Distribution Plan"), and separately bear any other service fees ("service fees") that are payable under any service agreement entered into with respect to that class which are not contemplated by or within the scope of a Distribution Plan; (iv) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Fund's operations which are directly attributable to such class ("Class Expenses"); and (v) shareholders of each class will have exclusive voting rights regarding any matter (such as a Distribution Plan or service agreement relating to a class) submitted to shareholders that relates solely to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.   EXPENSE ALLOCATIONS

          With respect to each Fund, the expenses of each class shall be allocated as follows: (i) any Rule 12b-1 fees relating to a particular class of shares associated with a


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Distribution Plan or service fees relating to a particular class of shares are
(or will be) borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class; and (iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.

          Non-class specific expenses shall be allocated in accordance with Rule 18f-3(c).

C.   AMENDMENT OF PLAN; PERIODIC REVIEW

          This Multiple Class Plan must be amended to properly describe (through additional exhibits hereto) each new class of shares upon its approval by the Board of Trustees.

          The Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust as defined in the 1940 Act, must periodically review this Multiple Class Plan for its continued appropriateness, and must approve any material amendment of the Multiple Class Plan as it relates to any class of any Fund covered by the Multiple Class Plan. In approving any material amendment to the Multiple Class Plan, the Trustees, including a majority of the Trustees who are not interested persons of the Trust, must find that the amendment is in the best interests of each class individually and the Trust as a whole.


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                                   Schedule A

                              WORLDWIDE INDEX FUNDS

Fund

Australia Index Fund
France Index Fund
Germany Index Fund
Hong Kong Index Fund
Italy Index Fund
Japan Index Fund
Netherlands Index Fund
Spain Index Fund
Sweden Index Fund
Switzerland Index Fund
United Kingdom Index Fund
Europe Index Fund
International Index Fund



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                                                                       Exhibit A

                              WORLDWIDE INDEX FUNDS
                        CERTIFICATE OF CLASS DESIGNATION

                                 R CLASS SHARES

1.   Class-Specific Distribution Arrangements; Other Expenses.

     R Class Shares are subject to a transaction fee equal to .50% of a Funds net asset value, and are subject to asset-based fees under a Shareholder Services Plan and Agreement (the "Plan"). The Trust, on behalf of the applicable Fund, will make monthly payments to LMI Capital Administration LLC or any service provider (the "Servicers") for providing shareholder services under the Plan approved by the Board of Trustees at an annual rate of .25% of each Fund's average daily net assets attributable to the R Class Shares, as compensation for providing some or all of the following shareholder services including: (i) maintaining accounts relating to Clients that invest in R Class Shares; (ii) arranging for bank wires; (iii) responding to Client inquiries relating to the services performed by the Servicers; (iv) responding to inquiries from Clients concerning their investment in R Class Shares; (v) assisting Clients in changing dividend options, account designations and addresses; (vi) providing information periodically to Clients showing their position in R Class Shares; (vii) forwarding shareholder communications from the Funds such as proxies, shareholder reports, annual reports, and dividend distribution and tax notices to Clients; (viii) processing purchase exchange and redemption requests from Clients and placing orders with the Funds or its service providers; (ix) providing sub-accounting with respect to R Class Shares beneficially owned by Clients; and (x) processing dividend payments from the Funds on behalf of Clients.

2.   Eligibility of Purchasers

     R Class Shares generally require a minimum initial investment of $5,000. R Class Shares are sold directly from the Funds, from the Distributor or through certain third party financial intermediaries.

3.   Exchange Privileges

     R Class Shares of each Fund may be exchanged for R Class Shares of each other Fund of the Trust in accordance with the procedures disclosed in the Trust's Prospectuses, and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.   Voting Rights

     Each R Class Shareholder will have one vote for each full R Class Share held and a fractional vote for each fractional R Class Share held. R Class Shareholders will have exclusive


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voting rights regarding any matter submitted to shareholders that relates solely to R Class Shares (such as a distribution plan or service agreement relating to R Class Shares), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the R Class Shareholders differ from the interests of holders of any other class.

5.   Conversion Rights

     R Class Shares do not have a conversion feature.


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                                                                       Exhibit B
                              WORLDWIDE INDEX FUNDS
                        CERTIFICATE OF CLASS DESIGNATION

                                 I CLASS SHARES

1.   Class-Specific Distribution Arrangements; Other Expenses.

     I Class Shares are subject to a transaction fee equal to .50% of a Funds net asset value, but are sold without a sales charge or asset-based distribution or shareholder servicing fee.

2.   Eligibility of Purchasers

     I Class Shares generally require a minimum initial investment of $100,000, in the aggregate.

3.   Exchange Privileges

     I Class Shares of a Trust's Fund may be exchanged for I Class Shares of each other Fund of the Trust in accordance with the procedures disclosed in the Trust's Prospectuses, and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.   Voting Rights

     Each I Class Shareholder will have one vote for each full I Class Share held and a fractional vote for each fractional I Class Share held. I Class Shareholders will have exclusive voting rights regarding any matter submitted to I Class Shareholders that relates solely to I Class Shares and will have separate voting rights on any other matter submitted to I Class Shareholders in which the interests of I Class Shareholders differ from the interests of holders of any other class.

5.   Conversion Rights

     I Class Shares do not have a conversion feature.